EXHIBIT 99.1

Endeavor IP, Inc. Reports 2014 Third Quarter Results

Endeavor Records $0.7M in Revenues with Gross Margins of 74%

NEW YORK, NY (September 15, 2014) – Endeavor IP, Inc. (OTC:BB: ENIP) (“Endeavor”), an intellectual property services and patent licensing company, today announced operating developments and results for the fiscal third quarter ending July 31, 2014 and filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q.

Operating Developments

Operating developments for the quarter and recent weeks subsequent to quarter end are as follows:
▪
On May 6, 2014, Endeavor, through its wholly owned subsidiary, Endeavor Energy, Inc. (“Endeavor Energy”), entered into a license, settlement and release agreement with Consolidated Edison Solutions, Inc. and Consolidated Edison Development, Inc. ("Con Edison");

▪	On July 29, 2014, Endeavor, through its wholly owned subsidiary Endeavor MeshTech, Inc. (“MeshTech”), entered into a license and settlement agreement with Itron, Inc. (“Itron”); and
▪	On August 11, 2014, subsequent to the quarter end, Endeavor, through its wholly owned subsidiary MeshTech, entered into a license and settlement agreement with Sensus USA, Inc (“Sensus”).
Revenue associated with the Sensus agreement will be reflected in the fourth quarter ending October 31, 2014 on Form 10K as the license and settlement agreement with Sensus was entered into subsequent to the third quarter ending July 31, 2014.

Operating Results

Operating results for the quarter end are as follows:

▪	Revenue from settlements and licensing of $0.7M;
▪	Gross margins of approximately 74% and income from operations of $65,761;
▪	Cash used in operating activities was $519,461; and
▪
Net loss from continuing operations was approximately $1.1 million, mainly attributable to approximately $269K in interest expense on outstanding notes payable and approximately $443K in non-cash stock based compensation.

“With revenues of $0.7M, the fiscal third quarter was a pivotal one for Endeavor”, said Rob Dhat, chief executive officer at Endeavor. “Entering into these license and settlement agreements with Con Edison, Itron, and Sensus allowed Endeavor to demonstrate the viability of its Endeavor Energy and MeshTech intellectual property portfolios.”

About Endeavor IP, Inc.

Endeavor IP, Inc. is an intellectual property services and patent licensing company that is engaged in the acquisition and licensing of intellectual property.  Endeavor is based in New York, NY.

www.enip.com

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” estimate,” “continue,” “predict,” “demonstrate,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release.  These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different.  The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.